Liberty Star Uranium & Metals Corp
LBSU: OTCBB	LBV: Frankfurt

News Release 87

December 23, 2009

http://www.LibertyStarUranium.com

FOR IMMEDIATE RELEASE

Liberty Star Appoints Keith P. Brill As Director

TUCSON, Ariz.--(December 23, 2009)--Liberty Star Uranium & Metals Corp. (the “Company”) LBSR: OTCBB is pleased to announce that it has appointed Keith P. Brill to the board of directors of the Company.

Mr. Brill has been a management consultant with PA Consulting Group, Inc., a leading global consulting firm, since 2004. He has provided multinational Fortune 500 companies with consulting advice on topics including cost reduction, operational efficiency, and IT strategy. Mr. Brill has extensive experience in conducting ROI analysis, developing business cases, and providing strategic financial advice on major business transformation programs.

Mr. Brill received an International Master of Business Administration (IMBA) from the Moore School of Business, University of South Carolina in May 2005. He graduated from the South Carolina Honors College, University of South Carolina in May 2003 with a Bachelor of Science, magna cum laude, major in Economics and Finance, minor in Spanish.
Commenting on the appointment of Mr. Brill, CEO Jim Briscoe noted “Keith brings his financial expertise and connections to Liberty Star during a critical transition for us.  The board anticipates a new approach to reigniting shareholder value.”

ON BEHALF OF THE BOARD OF DIRECTORS
“James A Briscoe”
James A. Briscoe, President/Director

About Liberty Star
Please refer to our web site:
http://www.LibertyStarUranium.com

Contact:

Liberty Star Uranium & Metals Corp.
Tracy Myers, 520-731-8786
Investor Relations
info@LibertyStarUranium.com